Exhibit 99.1

Sara Lee Corporation
3500 Lacey Rd.
Downers Grove, IL 60515	News

Release Date	FOR IMMEDIATE RELEASE

Contact	Media: Jon Harris, +1.630.598.8661 Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE’S STRONG SALES GROWTH CONTINUES IN THIRD QUARTER OF FISCAL 2008

Net sales up 10.5%, driven by higher unit volumes, price increases and the strong euro

Operating income up 61.2%, primarily due to lower transformation costs and favorable currency

DOWNERS GROVE, Ill. (May 6, 2008) – Sara Lee Corp. (NYSE: SLE) today announced that net sales for the third quarter of fiscal 2008, ending March 29, 2008, were $3.2 billion, an increase of 10.5% compared to $2.9 billion in the prior year period. The strong overall net sales growth was driven by favorable foreign currency exchange rates, most notably the euro, price increases to cover higher input costs and a corporate unit volume increase of 2.4%. Net sales grew in five of the six business segments with particularly strong growth in international beverage (+22.6%), international bakery (+18.9%), household and body care (+12.9%) and North American retail bakery (+11.0%). The corporation’s adjusted net sales1 – which exclude acquisitions/divestitures and present fiscal 2007 net sales at fiscal 2008 foreign currency exchange rates – increased 4.3% in the third quarter of fiscal 2008, driven by strong top-line growth in North American retail bakery (+11.0%) and international beverage (+7.2%). For the first nine months of fiscal 2008, Sara Lee reported net sales of $9.7 billion, up 9.6% over the comparable period last year, while adjusted net sales rose 4.3% year-to-date.

“The third quarter marks the continuation of the strong sales trends that we have seen all year,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corp. “I’m pleased to report that unit volumes were up in most of our business segments, helped by successful product innovations.”

“A variety of external market pressures, including volatile commodity prices, continue to affect the industry. Positively, our business covered the incremental cost of commodities in total. We also continued to take actions designed to improve our profitability, namely the third quarter exit of our low-profit Mexican meats joint venture and the fourth quarter right-sizing of our North American workforce,” Barnes added.

Sara Lee reported operating income of $242 million for the third quarter of fiscal 2008, compared to $150 million in the third quarter of fiscal 2007, an increase of 61.2%. Adjusted operating income – which excludes the impact of significant items and acquisitions/divestitures and presents fiscal 2007 results at fiscal 2008 foreign currency exchange rates – was $249 million in the third quarter of fiscal 2008, compared to $242 million in the prior year period. For the first nine months of fiscal 2008, operating income was $766 million, compared to $411 million in the first nine months of fiscal 2007. Adjusted operating income was $686 million in the first nine months of fiscal 2008, down slightly from $694 million in the prior year period.

Diluted EPS as reported were $.30 per share in the third quarter of fiscal 2008 versus $.16 per share for the year-ago period. In the first nine months of fiscal 2008, diluted EPS as reported were $.82 per share, compared to $.52 per share for the first nine months of fiscal 2007. Diluted EPS, excluding significant items, were $.22 per share in the third quarter of fiscal 2008, compared to $.13 per share for the third quarter of fiscal 2007. For the first nine months of fiscal 2008, diluted EPS, excluding significant items, were $.71 per share, compared to $.59 per share in the comparable period last year.

[1]

The term “adjusted net sales” and other “adjusted” financial measures are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 2

Other Highlights

•

Sara Lee sold its stake in the Qualtia Alimentos meats business in Mexico to its joint venture partner Xignux in the third quarter of fiscal 2008. The Mexican meats business has been recognized as a discontinued operation in the third quarter of fiscal 2008.

•

Media advertising and promotion (MAP) spending for continuing operations increased 7.2% in the third quarter of fiscal 2008, driven by higher MAP spending in North American retail meats and international beverage. For the first nine months of fiscal 2008, the corporation’s MAP spending was up 15.0%.

•

General corporate expenses were $66 million in the third quarter of fiscal 2008 compared to $83 million in the year-ago period, a decrease primarily due to lower transformation and employee pension costs. In the first nine months of fiscal 2008, corporate expenses were $195 million, compared to $270 million in the period last year, a decrease primarily due to lower costs associated with the business transformation, pension and other benefit plans and corporate hedging programs.

•

Net cash from operating activities was approximately $238 million in the first nine months of fiscal 2008, compared to $98 million in the first nine months of fiscal 2007, which includes $10 million and $76 million of cash generated by discontinued operations, respectively. This year-over-year increase was primarily driven by an increase in earnings and a reduction in cash paid for taxes.

•

The company repurchased six million shares of its common stock in the third quarter of fiscal 2008 at an average price of $16.01 per share, for a total cost of $97 million, resulting in year-to-date share repurchases of $315 million (19.7 million shares at an average price of $16.02 per share). At the end of the third quarter, approximately 25 million shares remained authorized by the board of directors for repurchase.

•

The effective tax rate for continuing operations for the third quarter was a benefit of 6.2%, compared to a charge of 6.8% in the prior year period. For additional information on the tax rate, see page 11 of this release.

Business Performance Review

North American Retail Meats

•

Net sales increased 2.0% to $590 million in the third quarter of fiscal 2008, as a 6.6% increase in retail meat sales was partially offset by a 38.2% decline in non-retail commodity meat sales; adjusted net sales also increased 2.0%.

•	Net sales for the first nine months of fiscal 2008 increased 1.8% to $1.8 billion; adjusted net sales also increased 1.8%.

•

Operating segment income was $53 million in the third quarter, compared to $28 million in the year-ago period. The increase was primarily the result of higher exit and transformation costs in the prior year’s period. Higher commodity costs were more than offset by higher prices during the third quarter, while inflation in labor and benefit costs was more than covered by procurement and other continuous improvement savings. Adjusted operating segment income was $52 million, unchanged from the prior year.

•

Operating segment income for the first nine months was $127 million, compared to $67 million last year. Adjusted operating segment income was $127 million, compared to $165 million in the first nine months of fiscal 2007.

Unit volumes increased 1.5% in the third quarter, consisting of a decrease of 0.9% for retail meats (this includes the reduction of retail commodity meat products due to the closure of our hog slaughter facility last year) and significantly higher unit volumes for non-retail commodity meats (see footnote on page 10). During the third quarter, each of the major retail meats brands – Jimmy Dean, Hillshire Farm, Ball Park and Sara Lee – increased market share according to Information Resources, Inc. (IRI) share data (12 weeks ending March 9, 2008). For the first nine months, unit volumes increased 2.7%.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 3

North American Retail Bakery (includes Senseo coffee)

•

Net sales increased 11.0% to $528 million in the third quarter of fiscal 2008, primarily driven by higher selling prices to offset increased input costs and by unit volume growth; adjusted net sales also rose 11.0%.

•	Net sales for the first nine months increased 8.0% to $1.6 billion; adjusted net sales also rose 8.0%.

•

Operating segment income was $14 million in the third quarter, compared to an operating loss of $12 million in the year-ago period. The improvement was primarily driven by lower transformation-related expenses, gains on the termination of commodity contracts, price increases and savings from continuous improvement programs. Adjusted operating segment income was $14 million, compared to $2 million in the prior year.

•

Operating segment income for the first nine months was $29 million, compared to a loss of $4 million in the first nine months of the prior year. Adjusted operating segment income was $30 million, compared to $20 million in the first nine months of fiscal 2007.

Unit volumes increased 1.3% in the third quarter, driven by volume growth across the fresh bakery business. Unit volumes for Senseo single-serve coffee were up as well. Sara Lee Hearty & Delicious bread was named one of the 10 most successful new product launches in 2007 by IRI in its 2007 New Product Pacesetters report. Unit volumes were up 0.4% for the first nine months.

Foodservice

•	Net sales of $529 million were flat in the third quarter of fiscal 2008, as lower unit volumes and unfavorable sales mix were offset by higher prices; adjusted net sales were virtually flat.

•	Net sales for the first nine months were $1.7 billion, down 0.3%; adjusted net sales decreased 0.5%.

•

Operating segment income decreased 9.3% to $35 million in the third quarter, primarily due to lower unit volumes and significantly higher commodity and other input costs that were not fully offset by price increases. Adjusted operating segment income in the third quarter decreased to $34 million from $42 million.

•	Operating segment income for the first nine months decreased 4.3% to $112 million, while adjusted operating segment income decreased 12.2% year-to-date.

Unit volumes decreased 1.9% in the third quarter and 4.5% for the first nine months, as growth in Douwe Egberts One-Touch liquid coffee concentrates was more than offset by unit volume softness in traditional roast and ground coffee – due to competitive and economic pressures – and by the impact of the planned exit of certain low-margin products.

International Beverage

•

Net sales increased 22.6% to $807 million in the third quarter of fiscal 2008, primarily driven by favorable foreign currency exchange rates, strong unit volumes and higher prices; adjusted net sales rose 7.2%.

•	Net sales for the first nine months increased 23.1% to $2.3 billion; adjusted net sales rose 9.6%.

•

Operating segment income was $129 million, compared to $121 million in the third quarter of fiscal 2007, an increase that was primarily the result of favorable foreign currency exchange rates and higher unit volumes. These factors were partially offset by an unfavorable sales mix, higher input costs in excess of price increases and higher MAP spending. Adjusted operating segment income decreased 10.4% to $130 million.

•	Operating segment income for the first nine months increased to $375 million from $203 million, while adjusted operating segment income rose 1.7% to $383 million.

Unit volumes increased 6.0% in the third quarter, driven by volume increases for Senseo single-serve coffee, multi-serve roast and ground coffee (most notably in Brazil), instant coffees and hot tea. Senseo experienced near double-digit volume growth, mostly driven by strong volumes in France, the Netherlands and Belgium. International beverage unit volumes were up 2.5% in the first nine months.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 4

International Bakery

•

Net sales increased 18.9% to $231 million in the third quarter of fiscal 2008, primarily driven by favorable foreign currency exchange rates and price increases to cover higher input costs. This was partially offset by an unfavorable sales mix shift into private label bread in Spain; adjusted net sales rose 4.1%.

•	Net sales for the first nine months increased 15.6% to $686 million, while adjusted net sales increased 3.4%.

•

Operating segment income was $17 million in the third quarter, compared to $14 million in the year-ago period with the increase primarily due to favorable foreign currency exchange rates, procurement and other continuous improvement savings and higher selling prices, which was partially offset by increases in commodity and labor costs. Adjusted operating segment income was $17 million, up 1%.

•

Operating segment income for the first nine months was $39 million, compared to $32 million for the year-ago period. Adjusted operating segment income for the first nine months was $47 million, up 0.5% compared to the prior year period.

Unit volumes increased 0.7% in the third quarter, driven by growth in the Spanish fresh bakery business and the French refrigerated dough business that was partially offset by a unit volume decline in the Australian bakery business. Unit volumes increased 1.3% in the first nine months.

Household and Body Care

•	Net sales increased 12.9% to $571 million in the third quarter of fiscal 2008, primarily due to favorable foreign currency exchange rates and higher unit volumes; adjusted net sales rose 2.3%.

•	Net sales for the first nine months increased 13.1% to $1.7 billion, while adjusted net sales rose 3.1%.

•

Operating segment income increased 32.2% to $77 million in the third quarter, primarily driven by favorable foreign currency exchange rates, lower exit activity and impairment charges, higher unit volumes and continuous improvement savings. These factors were partially offset by the effect of price promotions and an increase in SG&A costs. Adjusted operating segment income increased 6.3% in the third quarter.

•	Operating segment income for the first nine months increased 2.7% to $198 million, while adjusted operating segment income decreased 8.3% in that period.

Unit volumes, excluding acquisitions, increased 4.5% in the third quarter, primarily driven by strong unit volumes in air care and insecticides. Air care unit volumes were up driven by strength in electrical plug-in air fresheners. In a partnership with Dial/Henkel, Sara Lee’s innovative 3Volution air freshener was successfully launched in the United States under the Renuzit TriScents brand name in the third quarter. Unit volumes for insecticides grew primarily as a result of strong volumes in France and India. In the first nine months of fiscal 2008 household and body care unit volumes rose 5.9%.

Guidance

Sara Lee currently expects full-year fiscal 2008 diluted EPS from continuing operations to be in the range of $1.13 to $1.17 per share, which includes $.18 per share of contingent proceeds received in the first quarter of fiscal 2008 from the sale of its tobacco business in fiscal 1999. Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 5

	Fiscal 2008 Guidance¹	Fiscal 2007 Actual¹	Change vs. Last Year	Change vs. Prior Guidance
Diluted EPS from cont. ops. as reported	$1.13 – $1.17/share	$.59/share	+$.54 – +$.58/share	+$.10 – +$.08
Tobacco sale proceeds	$.18/share	$.16/share	+$.02/share	—
Significant items, net	$.15/share	$(.31)/share²	+$.46/share	+$.12
Adjusted EPS³	$.80 – $.84/share	$.74/share	+$.06 – +$.10/share	$(.02) –$(.04)

Net sales	$13.2 billion	$12.0 billion	+10%	$(200) million

Core unit volumes	NA	NA	+1 pts. – +2 pts.	+1 pt.

Operating margin GAAP	8.1% – 8.4%	4.7%	+3.4 pts. – +3.7 pts.	(0.1) – (0.2) pts.
Tobacco sale proceeds[4]	1.0%	1.0%	—	—
Significant items, net[4]	(0.4)%	(3.5)%	+3.1 pts.	(0.1) pts.
Adjust. operating margin	7.5% – 7.8%	7.2%	+0.3 pts. – +0.6 pts.	0.0 – (0.1) pts.

Interest expense, net	$103 million	$133 million	$(30) million	$(17) million

Reported tax rate	17%	(2.6)%	+19.6 pts.	(7) pts.
Tobacco sale proceeds	(4) pts.	(3.5) pts.	(0.5) pts.	—
Significant items, net	(14) pts.	(23.7) pts.	+9.7 pts.	(9) pts.
Adjusted tax rate	35%	24.6%	+10.4 pts.	+2 pts.

Dollar/euro exchange rate	$1.47	$1.31	+$.16	+$.04

Capital expenditures	$550 million	$630 million	(13)%	$(15) million

Cash flow from operations	$350 – $450 million	$492 million	(29)% – (9)%	—

Share repurchase	$315 million	$686 million	$(371) million	—

¹	The amounts shown for diluted EPS from continuing operations as reported, net sales, operating margin GAAP and interest expense, net in the Fiscal 2008 Guidance and Fiscal 2007 Actual columns have been restated to exclude the Mexico meats business because it is a discontinued operation.
²	Excludes a tax benefit of $.21 per share reported in the first quarter of fiscal 2007.
³	Fiscal 2007 adjusted EPS of $.74 per share included a one-time tax benefit of $.21 per share that was reported in significant items in the first quarter of fiscal 2007.
[4]

Impact of adjustments to operating income used to compute adjusted operating margin. The dollar amounts are $49 million for the significant items, net in the first nine months of fiscal 2008 and $417 million for the significant items, net in fiscal 2007; $130 million for the contingent tobacco sale proceeds in fiscal 2008 and $120 million for the contingent tobacco sale proceeds in fiscal 2007.

Form 10-Q and Webcast

Sara Lee Corporation filed a Form 10-Q for the third quarter of fiscal 2008 with the Securities and Exchange Commission this morning. The Form 10-Q can be accessed in the Investor Relations section (Financial/SEC information page) on www.saralee.com. Please note that Sara Lee no longer includes the consolidated balance sheets, statements of income and statements of cash flows in this release as they are contained in the Form 10-Q. Management’s review of third quarter results will be broadcast live via the Internet today at 9 a.m. CDT. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, a re-run will be available on the website two hours following the completion of the webcast until Thursday, Nov. 6, 2008.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 6

Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

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Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, its largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee’s products; (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; and (vii) changes in regulations that impose additional requirements on Sara Lee, such as recent requirements regarding the labeling of trans fat content;

•

Sara Lee’s international operations, such as (viii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (ix) Sara Lee’s generation of a high percentage of its revenues from businesses outside the U.S. and costs to remit these foreign earnings into the U.S. to fund Sara Lee’s domestic operations; and (x) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

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Previous business decisions, such as (xi) Sara Lee’s ability to generate margin improvement through continuous improvement initiatives and transitioning the entire organization to a common information technology system and the risk that the transition to a common information technology system will be disruptive to the business; (xii) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly its worldwide bakery business, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xiii) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xiv) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; (xv) changes in the expense for multi-employer pension plans that Sara Lee participates in; and (xvi) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2007, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate more than $12 billion in annual net sales covering approximately 200 countries. The Sara Lee community consists of 52,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 7

Sara Lee Corporation

Operating Results by Business Segment*

(In millions)

	Third Quarter				First Nine Months
	2008	2007	Dollar Change	Percent Change	2008	2007	Dollar Change	Percent Change
North American Retail Meats

Net sales	$590	$577	$13	2.0%	$1,781	$1,750	$31	1.8%

Adjusted net sales*	$590	$577	$13	2.0%	$1,781	$1,750	$31	1.8%

Operating segment income	$53	$28	$25	84.4%	$127	$67	$60	89.2%

Operating margin %	8.8%	4.9%		3.9%	7.1%	3.8%		3.3%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$1	$(18)	$19		$1	$(25)	$26
Transformation charges	—	(6)	6		(1)	(12)	11
Impairment charge	—	—	—		—	(34)	34
Accelerated depreciation	—	—	—		—	(27)	27

Adjusted operating segment income*	$52	$52	$—	(2.1)%	$127	$165	$(38)	(23.4)%

Adjusted operating margin %*	8.7%	9.1%		(0.4)%	7.1%	9.4%		(2.3)%

North American Retail Bakery

Net sales	$528	$476	$52	11.0%	$1,593	$1,474	$119	8.0%

Adjusted net sales*	$528	$476	$52	11.0%	$1,593	$1,474	$119	8.0%

Operating segment income (loss)	$14	$(12)	$26	NM	$29	$(4)	$33	NM

Operating margin %	2.6%	(2.6)%		5.2%	1.8%	(0.3)%		2.1%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$(3)	$3		$—	$(5)	$5
Transformation charges	—	(11)	11		(1)	(17)	16
Accelerated depreciation	—	—	—		—	(2)	2

Adjusted operating segment income*	$14	$2	$12	NM	$30	$20	$10	55.7%

Adjusted operating margin %*	2.7%	0.3%		2.4%	1.9%	1.3%		0.6%

Foodservice

Net sales	$529	$529	$—	(0.1)%	$1,676	$1,681	$(5)	(0.3)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(3)	$3

Adjusted net sales*	$529	$530	$(1)	(0.3)%	$1,676	$1,684	$(8)	(0.5)%

Operating segment income	$35	$39	$(4)	(9.3)%	$112	$117	$(5)	(4.3)%

Operating margin %	6.6%	7.3%		(0.7)%	6.7%	7.0%		(0.3)%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$1	$(2)	$3		$1	$(6)	$7
Transformation charges	—	(1)	1		—	(2)	2
Accelerated depreciation	—	—	—		—	(1)	1

Adjusted operating segment income*	$34	$42	$(8)	(18.6)%	$111	$126	$(15)	(12.2)%

Adjusted operating margin %*	6.4%	7.8%		(1.4)%	6.6%	7.5%		(0.9)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 12 and 13 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 8

Sara Lee Corporation

Operating Results by Business Segment*

(In millions)

	Third Quarter				First Nine Months
	2008	2007	Dollar Change	Percent Change	2008	2007	Dollar Change	Percent Change
International Beverage

Net sales	$807	$658	$149	22.6%	$2,334	$1,896	$438	23.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(95)	$95		$—	$(234)	$234

Adjusted net sales*	$807	$753	$54	7.2%	$2,334	$2,130	$204	9.6%

Operating segment income	$129	$121	$8	6.9%	$375	$203	$172	84.3%

Operating margin %	16.1%	18.5%		(2.4)%	16.1%	10.8%		5.3%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(18)	$18		$—	$(40)	$40
Exit activities, asset and business dispositions	1	(5)	6		(1)	(10)	9
Transformation charges	(2)	(2)	—		(6)	(6)	—
Impairment charge	—	—	—		—	(118)	118
Accelerated depreciation	—	—	—		(1)	—	(1)

Adjusted operating segment income*	$130	$146	$(16)	(10.4)%	$383	$377	$6	1.7%

Adjusted operating margin %*	16.3%	19.5%		(3.2)%	16.4%	17.7%		(1.3)%

International Bakery

Net sales	$231	$195	$36	18.9%	$686	$594	$92	15.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(28)	$28		$—	$(70)	$70

Adjusted net sales*	$231	$223	$8	4.1%	$686	$664	$22	3.4%

Operating segment income	$17	$14	$3	17.6%	$39	$32	$7	21.2%

Operating margin %	6.8%	6.9%		(0.1)%	5.6%	5.3%		0.3%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2		$—	$(5)	$5
Exit activities, asset and business dispositions	—	—	—		(7)	(8)	1
Transformation charges	—	(1)	1		(1)	(2)	1

Adjusted operating segment income*	$17	$17	$—	1.0%	$47	$47	$—	0.5%

Adjusted operating margin %*	7.1%	7.3%		(0.2)%	6.8%	7.0%		(0.2)%

Household and Body Care

Net sales	$571	$507	$64	12.9%	$1,674	$1,481	$193	13.1%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(52)	$52		$—	$(141)	$141
Acquisition	—	—	—		2	—	2

Adjusted net sales*	$571	$559	$12	2.3%	$1,672	$1,622	$50	3.1%

Operating segment income	$77	$59	$18	32.2%	$198	$193	$5	2.7%

Operating margin %	13.6%	11.6%		2.0%	11.8%	13.0%		(1.2)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(5)	$5		$—	$(17)	$17
Exit activities, asset and business dispositions	—	(4)	4		—	1	(1)
Transformation charges	(3)	(3)	—		(6)	(11)	5
Impairment charge	—	(4)	4		—	(4)	4
Acquisition	—	—	—		(1)	—	(1)

Adjusted operating segment income*	$80	$75	$5	6.3%	$205	$224	$(19)	(8.3)%

Adjusted operating margin %*	14.1%	13.6%		0.5%	12.3%	13.8%		(1.5)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 12 and 13 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 9

Sara Lee Corporation

Operating Results by Business Segment*

(In millions)

	Third Quarter				First Nine Months
	2008	2007	Dollar Change	Percent Change	2008	2007	Dollar Change	Percent Change
Total Sara Lee
Net sales – total operating segments	$3,256	$2,942	$314		$9,744	$8,876	$868
Intersegment	(13)	(7)	(6)		(39)	(19)	(20)

Net sales	$3,243	$2,935	$308	10.5%	$9,705	$8,857	$848	9.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(176)	$176		$—	$(448)	$448
Acquisition	—	—	—		2	—	2

Adjusted net sales*	$3,243	$3,111	$132	4.3%	$9,703	$9,305	$398	4.3%

Total operating segment income	$325	$249	$76	30.7%	$880	$608	$272	44.7%

Amortization of trademarks and other intangibles	(17)	(16)	(1)		(49)	(47)	(2)
General corporate expenses	(66)	(83)	17		(195)	(270)	75
Contingent sales proceeds	—	—	—		130	120	10

Operating income	$242	$150	$92	61.2%	$766	$411	$355	86.6%

Operating margin %	7.4%	5.1%		2.3%	7.9%	4.6%		3.3%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$—	$—	$—		$130	$120	$10
Changes in foreign currency exchange rates	—	(23)	23		—	(55)	55
Exit activities, asset and business dispositions	3	(30)	33		(8)	(69)	61
Transformation charges	(10)	(35)	25		(40)	(93)	53
Accelerated depreciation	—	—	—		(1)	(30)	29
Impairment charges	—	(4)	4		—	(156)	156
Acquisition	—	—	—		(1)	—	(1)

Adjusted operating income*	$249	$242	$7	2.8%	$686	$694	$(8)	(1.2)%

Adjusted operating margin %*	7.7%	7.8%		(0.1)%	7.1%	7.5%		(0.4)%

*	Adjusted net sales, adjusted operating income and adjusted operating margin % are non-GAAP measures.

See pages 12 and 13 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 10

Net Sales Bridge

Quarter and Nine Months ended March 29, 2008

The following table illustrates the components of the change in net sales versus the prior year for each of the six reported business segments.

Third Quarter Fiscal 2008	Unit Volume +	Price/ Mix/Other =	Adjusted** Net Sales Change +	Acquisitions/ Divestitures +	Foreign Exchange =	Total Net Sales Change
North American Retail Meats*	1.5%	0.5%	2.0%	0.0%	0.0%	2.0%
Retail meats	-0.9%	7.5%	6.6%	0.0%	0.0%	6.6%
Commodity meats	10.0%	-48.2%	-38.2%	0.0%	0.0%	-38.2%
North American Retail Bakery	1.3%	9.7%	11.0%	0.0%	0.0%	11.0%
Foodservice	-1.9%	1.6%	-0.3%	0.0%	0.2%	-0.1%
International Beverage	6.0%	1.2%	7.2%	0.0%	15.4%	22.6%
International Bakery	0.7%	3.4%	4.1%	0.0%	14.8%	18.9%
Household and Body Care	4.5%	-2.2%	2.3%	0.0%	10.6%	12.9%

Total Continuing Business	2.4%	1.9%	4.3%	0.0%	6.2%	10.5%

First Nine Months Fiscal 2008	Unit Volume +	Price/ Mix/Other =	Adjusted** Net Sales Change +	Acquisitions/ Divestitures +	Foreign Exchange =	Total Net Sales Change
North American Retail Meats*	2.7%	-0.9%	1.8%	0.0%	0.0%	1.8%
Retail meats	-0.5%	6.3%	5.8%	0.0%	0.0%	5.8%
Commodity meats	18.5%	-54.8%	-36.3%	0.0%	0.0%	-36.3%
North American Retail Bakery	0.4%	7.6%	8.0%	0.0%	0.0%	8.0%
Foodservice	-4.5%	4.0%	-0.5%	0.0%	0.2%	-0.3%
International Beverage	2.5%	7.1%	9.6%	0.0%	13.5%	23.1%
International Bakery	1.3%	2.1%	3.4%	0.0%	12.2%	15.6%
Household and Body Care	5.9%	-2.8%	3.1%	0.2%	9.8%	13.1%

Total Continuing Business	1.3%	3.0%	4.3%	0.0%	5.3%	9.6%

Notes:

*	The unit volume change in the North American retail meats business segment includes unit volumes for both the retail meats business and the non-retail commodity meats business.

Unit volumes in retail meats decreased 0.9% for the quarter and 0.5% for the year-to-date period. The decline is due primarily to the impact of the exit of a pork slaughtering and meat production facility, noted below, and the associated product categories produced at this facility, a portion of which were sold at retail. Excluding the impact of the exit of those product categories, retail volumes increased 2.4% for the quarter and 3.3% for the year-to-date.

Unit volumes for non-retail commodity meats increased 10.0% in the third quarter and 18.5% in the nine months. In fiscal 2007, the corporation completed the shutdown of a single domestic pork slaughtering and meat production facility, but did not exit certain whole hog purchase contracts at this facility. Previously, portions of these hogs had been used in the corporation’s production process and the remainder sold. Currently, the whole hogs are being sold to another slaughter operator, resulting in the increase in non-retail commodity unit volumes. The shutdown of this plant also resulted in less production and sales of commodity meat by-products at this plant, which had higher dollar sales per pound than hog sales, resulting in a decline in total commodity meat sales.

**	Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures. See pages 12 and 13 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 11

Impact of Significant Items on Diluted Earnings per Share

	Third Quarter		Nine Months
	2008	2007	2008	2007
As reported:
Diluted EPS continuing operations	$0.33	$0.15	$0.86	$0.43

Diluted EPS	$0.30	$0.16	$0.82	$0.52

Increase/(decrease) in EPS from:
Exit activities	$—	$(0.03)	$(0.01)	$(0.08)
Income from business disposition activities	—	—	—	0.02
Transformation charges – IT costs	(0.01)	(0.01)	(0.04)	(0.03)
Transformation charges – other	—	(0.02)	—	(0.05)
Impairment charges	—	—	—	(0.18)
Accelerated depreciation	—	—	—	(0.02)

Significant items related to continuing operations before income taxes*	(0.01)	(0.06)	(0.05)	(0.34)
Discrete tax items	0.12	0.09	0.19	0.26

Significant items related to continuing operations*	0.11	0.02	0.15	(0.09)
(Loss) gain on disposition of discontinued operations, net	(0.03)	—	(0.03)	0.02

Total impact of significant items*	$0.08	$0.03	$0.11	$(0.07)

Diluted EPS continuing operations, excluding significant items (1) (2)	$0.22	$0.13	$0.71	$0.52

Diluted EPS, excluding significant items (1) (2)	$0.22	$0.13	$0.71	$0.59

*	Amounts are rounded and may not add to the total

Fiscal 2008 Tax Rate Reconciliation

(In millions, except tax rate)

	Quarter ended March 29, 2008
	Income from Continuing Operations before Taxes	Tax Benefit (Expense)	Net Income	Effective Tax Rate
Reported Results	$220	$14	$234	(6.2)%
Less: Discrete tax items (3)	—	86	86	(39.2)%

	220	(72)	148	33.0%
Less: other significant items (3)	(7)	2	(5)	—

Results, excluding significant items (1) (2)	$227	$(74)	$153	33.0%

	Nine Months ended March 29, 2008
	Income from Continuing Operations before Taxes	Tax Benefit (Expense)	Net Income	Effective Tax Rate
Reported Results	$689	$(73)	$616	10.6%
Less: Discrete tax items (3)	—	136	136	(19.8)%

	689	(209)	480	30.4%
Less: other significant items (3)	(49)	17	(32)	(0.3)%

Results, excluding significant items (1) (2)	$738	$(226)	$512	30.7%

(1)	Represents a non-GAAP financial measure. The following pages contain additional detail regarding these measures.
(2)	These line items do not exclude the impact of the company's receipt of tobacco sale proceeds and the related tax benefit. Sara Lee received one payment of tobacco sale proceeds each year, usually in the first fiscal quarter, and reflects the non-taxable nature of the payment in its determination of the 30.7% estimated annual rate which it applies to pretax earnings each quarter. On an annual basis, the tobacco sale proceeds are expected to increase Sara Lee's diluted EPS by $.18 per share and will provide approximately 4 points of tax benefit, as reflected in the company's full year guidance on page 5 of this release.
(3)	Additional detail regarding the discrete tax items and significant items is contained in Sara Lee's Form 10-Q for the fiscal quarter ended March 29, 2008 in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 11, Income Taxes.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 12

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to, charges for exit activities, transformation costs, impairment charges and accelerated depreciation. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

A “discrete tax item” constitutes a “significant item” that is an unusual or infrequently occurring item that is reflected in the reported tax rate in the quarter in which the item originates. Discrete tax items may include, but are not limited to, tax costs and benefits resulting from the disposition of a business, favorable or unfavorable resolution of open items based on the finalization of tax authority examinations and the tax impact of other significant items.

“Tobacco sale proceeds” consists of contingent sales proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee will receive cash payments annually, through July 15, 2009, if tobacco continues to be a legal product in the specified countries. Tobacco sale proceeds are identified separately because the income is not generated by the company’s underlying business and has a finite term.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, including discrete tax items, tobacco sale proceeds, the impact of acquisitions and divestitures and changes in currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining incentive compensation. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Sara Lee’s Strong Sales Growth Continues in Third Quarter of Fiscal 2008 – Page 13

Management also has received inquiries from investors to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the table “Fiscal 2008 Tax Rate Reconciliation,” which includes certain non-GAAP financial measures, is intended to help investors better understand Sara Lee’s effective tax rate.

The following is an explanation of the non-GAAP financial measures presented in this release.

Each of “diluted EPS continuing operations, excluding significant items,” “diluted EPS, excluding significant items,” “adjusted income from continuing operations before taxes,” “adjusted tax benefit (expense),” “adjusted net income” and “adjusted effective tax rate” excludes from the most directly comparable financial measure computed in accordance with GAAP, the impact of significant items recognized in the fiscal period presented.

“Adjusted EPS,” as reflected in the guidance table on page 5, excludes from diluted EPS from continuing operations, as reported, the per share impact of tobacco sale proceeds and significant items, net, recognized in the first nine months of fiscal 2008 (for the “Fiscal 2008 Guidance” column) or during fiscal year 2007 (for the “Fiscal 2007 Actual” column).

“Adjusted net sales” excludes from net sales the impact of businesses acquired or divested after the start of the fiscal period and presents fiscal 2007 results at fiscal 2008 currency exchange rates.

“Adjusted operating income” excludes from the corporation’s consolidated pretax net income the impact of significant items and businesses acquired or divested after the start of the fiscal period and presents fiscal 2007 results at fiscal 2008 currency exchange rates.

“Adjusted operating segment income” excludes from the pretax operating segment income of a specified business segment the impact of significant items recognized by that business segment during the fiscal period and businesses acquired or divested after the start of the fiscal period and presents fiscal 2007 results at fiscal 2008 currency exchange rates.

“Adjusted operating margin” is a non-GAAP financial measure that equals adjusted operating income divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for Sara Lee) or adjusted operating segment income for a business segment divided by adjusted net sales for that business segment (in the case of computing adjusted operating margin for a specific business segment).

“Adjusted tax rate” excludes from the reported tax rate the impact of the tobacco sale proceeds and significant items, net.